Exhibit 3.1

September 17, 2007

Citigroup Global Markets Inc.

Structured Portfolio Group

388 Greenwich Street, 16th Floor

New York, New York 10013

Re:	Equity Focus Trusts—Blue Chip Stock 2007 Series B, Premier American Portfolio

Dear Sirs:

We have acted as special counsel for Citigroup Global Markets Inc. as Depositor, Sponsor and Principal Underwriter (the “Sponsor”) of Equity Focus Trusts—Blue Chip Stock 2007 Series B, Premier American Portfolio (the “Trust”) in connection with the deposit of securities (the “Securities”) therein pursuant to the Trust Agreement referred to below, by which the Trust was created and under which the units of fractional undivided interest (the “Units”) have been issued. Pursuant to the Trust Agreement, the Sponsor has transferred to the Trust either cash together with instructions for the Trustee to purchase certain securities, or certain securities and contracts to purchase certain securities together with irrevocable letters of credit to be held by the Trustee upon the terms and conditions set forth in the Trust Agreement. (All securities to be acquired by the Trust are collectively referred to as the “Securities.”)

In connection with our representation, we have examined the originals or certified copies of the following documents relating to the creation of the Trust, the deposit of the Securities and the issuance and sale of the Units: (a) the Standard Terms and Conditions of Trust dated July 19, 2005, and the Reference Trust Indenture of

Citigroup Global Markets Inc.

Structured Portfolio Group

September 17, 2007

even date herewith relating to the Trust (collectively, the “Trust Agreement”) between the Sponsor and The Bank of New York as Trustee; (b) the Closing Memorandum relating to the deposit of the Securities in the Trust; (c) the Notification of Registration on Form N-8A and the Registration Statement on Form N-8B-2, as amended, relating to the Trust, as filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940 (the “1940 Act”); (d) the Registration Statement on Form S-6 (Registration No. 333-144310) filed with the Commission pursuant to the Securities Act of 1933 (the “1933 Act”), and all Amendments thereto (said Registration Statement, as amended by said Amendment(s) being herein called the “Registration Statement”); (e) the proposed form of final prospectus (the “Prospectus”) relating to the Units, which is expected to be filed with the Commission on or about September 18, 2007; (f) resolutions of the Executive Committees of the Sponsor authorizing the execution and delivery by the Sponsor of the Trust Agreement and the consummation of the transactions contemplated thereby; (g) the Certificate of Incorporation, as amended, and By-laws of the Sponsor, each certified to by an authorized officer of the Sponsor as of a recent date; (h) a certificate of an authorized officer of the Sponsor with respect to certain factual matters contained therein (“Officers Certificate”); and (i) certificates or telegrams of public officials as to matters set forth upon therein.

We have assumed the genuineness of all agreements, instruments and documents submitted to us as originals and the conformity to originals of all copies thereof submitted to us. We have also assumed the genuineness of all signatures and the legal capacity of all persons executing agreements, instruments and documents examined or relied upon by us.

Where matters are stated to be “to the best of our knowledge” or “known to us,” our knowledge is limited to the actual knowledge of those attorneys in our office who have performed services for the Trust, their review of documents provided to us by the Sponsor in connection with this engagement, and inquiries of officers of the Sponsor, the results of which are reflected in the Officers Certificate. We have not independently verified the accuracy of the matters set forth in the written statements or certificates upon which we have relied. We have not reviewed the financial statements, compilation of the Securities held by the Trust, or other financial or statistical data contained in the Registration Statement and the Prospectus, as to which we understand you have been furnished with the reports of the accountants appearing in the Registration Statement and the Prospectus. In addition, we have made no specific inquiry as to whether any stop order or investigatory proceedings have been commenced with respect to the Registration Statement or the Sponsor nor have we reviewed court or governmental agency dockets.

Statements in this opinion as to the validity, binding effect and enforceability of agreements, instruments and documents are subject: (i) to limitations as to enforceability imposed by bankruptcy, reorganization,

Citigroup Global Markets Inc.

Structured Portfolio Group

September 17, 2007

moratorium, insolvency and other laws of general application relating to or affecting the enforceability of creditors’ rights, and (ii) to limitations under equitable principles governing the availability of equitable remedies.

We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not hold ourselves out as experts in or express any opinion as to the laws of other states or jurisdictions except as to matters of federal law. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinions expressed herein under applicable conflicts of law principles, rules or regulations or otherwise.

Based on and subject to the foregoing, we are of the opinion that:

(1)    The Trust Agreement has been duly authorized and executed and delivered by an authorized officer of the Sponsor and is a valid and binding obligation of the Sponsor in accordance with its terms.

(2)    The registration of the Units on the registration books of the Trust by the Trustee has been duly authorized by the Sponsor in accordance with the provisions of the Trust Agreement and issued for the consideration contemplated therein, the Units will constitute fractional undivided interests in the Trust, and will be entitled to the benefits of the Trust Agreement. Upon payment of the consideration for the Units as provided in the Trust Agreement and the Registration Statement, the Units will be fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus under the headings “Taxes” and “Miscellaneous—Legal Opinion.” This opinion is intended solely for the benefit of the addressee in connection with the issuance of the Units of the Trust and may not be relied upon in any other manner or by any other person without our express written consent.

Very truly yours,

/s/    PAUL, HASTINGS, JANOFSKY & WALKER LLP

Paul, Hastings, Janofsky & Walker LLP

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